                                                                    EXHIBIT 99.2


          1998 STATEMENTS OF INCOME FOR THE QUARTERS (13 WEEKS) ENDED
    MARCH 28, 1998, JUNE 27, 1998, SEPTEMBER 26, 1998 AND DECEMBER 26, 1998
                      ($ 000'S, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


                                                  --------------------------------------------------
                                                                 Thirteen Weeks Ended
                                                  --------------------------------------------------
                                                   Mar 28,       Jun 27,      Sep 26,       Dec. 26,
                                                    1998          1998          1998          1998
                                                  --------------------------------------------------
NET SALES AND OTHER OPERATING REVENUE             $119,955      $126,313      $121,259      $118,905
                                                  --------------------------------------------------
COST OF SALES AND OPERATING EXPENSES
Cost of sales                                       55,120        56,442        55,097        55,569
Selling, marketing and delivery                     48,376        51,337        49,859        49,562
General and administrative                           4,964         4,664         4,540         5,314
Provision for profit sharing retirement plan         1,527         1,602         1,386           998
                                                  --------------------------------------------------
Total                                              109,987       114,045       110,882       111,443
                                                  --------------------------------------------------
Operating profit                                     9,968        12,268        10,377         7,462

Other income, net                                    1,265         1,010           973           420
                                                  --------------------------------------------------
Income before taxes                                 11,233        13,278        11,350         7,882

Income taxes                                         4,242         4,932         4,248         2,713
                                                  --------------------------------------------------
Net income                                        $  6,991      $  8,346      $  7,102      $  5,169
                                                  ==================================================
Earnings per share:
  Basic                                           $   0.23      $   0.28      $   0.24      $   0.17
  Diluted                                         $   0.23      $   0.28      $   0.24      $   0.17

Weighted average shares outstanding (000's):
  Basic                                             29,901        29,918        29,937        29,943
  Diluted                                           30,073        30,021        30,028        30,018
                                                  ==================================================

      See Note 2 to Condensed Consolidated Financial Statements (Unaudited)